250 Glen Street Glens Falls, NY Contact: Timothy C. Badger Tel: (518)745-1000 Fax: (518)745-1976

TO: All Media

DATE: Tuesday, July 13, 2010

Arrow Reports Strong Second Quarter Operating Results

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three and six-month periods ended June 30, 2010.  Net income for the second quarter of 2010 was $5.7 million, representing diluted earnings per share (EPS) of $.52, as compared to net income of $4.9 million and $.45 diluted EPS for the second quarter of 2009, an increase of $.07 per share or 15.5%.  The Company’s returns on average assets and average equity were 1.22% and 15.38%, respectively, for the second quarter of 2010, as compared to 1.15% and 14.79% for the second quarter of 2009. The results for both periods include certain significant transactions, discussed further in this release, which impacted operating results.  The cash dividend paid to shareholders in the second quarter of 2010 was $.25, or 4.2% higher than the $.24 paid in the second quarter of 2009. All per share amounts have been adjusted to reflect the effect of the 3% stock dividend we distributed on September 29, 2009.

For the six-month period ending June 30, 2010, our net income was $11.1 million, representing diluted EPS of $1.01.  For the comparable 2009 six-month period, net income was $11.6 million and diluted EPS equaled $1.06. As we previously reported, our 2009 six-month results included a net gain of $1.79 million, or $.16 per share, net of tax, recognized on the sale of our merchant bank card processing line of business to TransFirst LLC. Excluding this transaction, adjusted net income for the 2009 period was $9.8 million, and adjusted diluted EPS was $.90.  Compared to this adjusted EPS for the 2009 period, diluted EPS for the 2010 six-month period increased $.11 per share, or 12.2%.  Return on average equity (ROE) for the 2010 six-month period continued to be very strong at 15.32%.  The ROE for the 2009 period was 17.86%.  Excluding the sale transaction in 2009 referenced above, ROE for the first six months of 2009, as adjusted, was 15.11%.  The adjusted net income, adjusted EPS and adjusted ROE measures for the 2009 period are non-GAAP financial measures.  On page 3 of this press release, we have provided a tabular reconciliation of these 2009 non-GAAP measures to the related 2009 GAAP measures.

Thomas L. Hoy, Chairman, President and CEO stated, “We are pleased to report continued growth in operating earnings while maintaining both very strong asset quality and capital adequacy ratios. Our performance was led by a substantial increase in net interest income, resulting from an increase in the average level of earning assets but partially offset by a slight narrowing of our net interest margin. Our ratio of nonperforming assets to assets was only .24% at June 30, 2010 and our annualized net loan losses represented only .05% for the quarter just ended. ”

Certain significant transactions occurring in the just-completed three and six-month periods as well as the comparable prior-year periods impacted earnings in, and comparative earnings between, the periods.  During the second quarter of 2010 we sold $10 million par value of collateralized mortgage obligations (CMO) from our available-for-sale portfolio to provide additional liquidity to offset the seasonal low point in municipal deposit balances which occurs each year at June 30. The sale of these CMO’s, which were identified and sold as a strategy for interest rate risk purposes, resulted in an after-tax net gain of $520 thousand or nearly $.05 per share.

The Company’s subsidiary banks, like all FDIC insured financial institutions, recognized an FDIC special assessment in the second quarter of 2009. We expensed $475 thousand, net of tax, in the second quarter of 2009 for this assessment.  Also during the second quarter of 2009, we received an unexpected court-ordered restitution payment of $272 thousand, net of tax, from a former customer of our now-dissolved Vermont subsidiary bank. Taken together, these two transactions resulted in a $.02 decrease in EPS in the second quarter of 2009.

Total assets at June 30, 2010 reached a record high of $1.846 billion, up $127.5 million, or 7.4% over the $1.719 billion for the same quarter last year. The growth in assets was focused primarily in our available-for-sale securities portfolio, which increased $81.4 million from June 30, 2009.  Our loan portfolio also reached a record high of $1.145 billion, an increase of 4.7% from the June 30, 2009 balance of $1.094 billion as we continue to lend to credit qualified business and individuals. The growth in the loan portfolio was experienced in the residential real estate category where loan demand responded very well to exceptionally attractive financing rates and improved affordability. Outstanding loan balances within the small business and consumer indirect loan categories were largely unchanged from the levels reported at June 30, 2009.

Net interest income increased $870 thousand in the second quarter of 2010 versus the second quarter of 2009, primarily as a result of an increase of $136.9 million, or 8.3%, in average earning assets period to period. Our net interest margin for the second quarter of 2010 was 3.70%, down from 3.77% for the second quarter of 2009 which is primarily attributable to the yield on our interest-bearing assets decreasing at a rate faster than the rate paid on our deposits and borrowed funds.

Total shareholders’ equity at period-end increased $18.1 million, or 13.5%, above the June 30, 2009 balance to a record level of $152.7 million.  Our capital ratios remain strong, with a Tier 1 leverage ratio of 8.71% and a total risk-based capital ratio of 15.50%. The capital ratios of the Company and each subsidiary bank significantly exceeded the “well capitalized” regulatory standard.

The number of failed financial institutions continues to grow and bank balance sheets generally remain under pressure. However, we believe that our strong capital position, traditionally high loan quality and fundamentally sound management approach to providing financial services to our customers have positioned us well to continue to serve our customers. Our commercial, residential real estate and indirect consumer loan portfolios have not experienced significant deterioration during 2009 and in 2010 to date, even though the communities we serve, similar to other areas in the U.S., have been negatively impacted by the recession. If the weak economic conditions persist or worsen, we may be unfavorably impacted in the future.

Our asset quality continues to remain strong. Nonperforming assets were $4.5 million at June 30, 2010, representing .24% of period-end assets, up 1 basis point from the .23% ratio at June 30, 2009.  As of June 30, 2010, we did not own any real estate properties which financial institutions typically acquire through the foreclosure process.  Net loan losses for the second quarter of 2010, expressed as an annualized percentage of average loans outstanding, were .05%, very low by industry average, and down from .09% of average loans for the 2009 period.  The Company’s allowance for loan losses amounted to $14.4 million at June 30, 2010, which represented 1.26% of loans outstanding, an increase of 1 basis point from our ratio a year ago.

Income from fiduciary activities also rose in the second quarter of 2010, increasing $37 thousand, or 2.9%, over the income from the 2009 quarter, primarily as a result of a recovery in the capital markets. Assets under trust administration and investment management at June 30, 2010 rose to $854.8 million, an increase of 10.8% from the prior year balance of $771.4 million.

Many of our key operating ratios have regularly compared very favorably to our peer group, consisting of all U.S. bank holding companies having $1.0 to $3.0 billion in total assets as identified in the Federal Reserve Bank’s “Bank Holding Company Performance Report” (FRB Report). The most current peer data available in the FRB Report is for the period ended March 31, 2010 in which our return on average equity (ROE) was 15.04%, as compared to 2.18% for our peer group.  Our ratio of nonperforming loans to total loans was .32% as of March 31, 2010, compared to 3.67% for our peer group, while our annualized net loan losses of .07% for the first quarter of 2010 were well below the peer result of .99%.  Operating results and asset quality ratios for many banks in our national peer group have been severely impacted by the economic recession.

As previously announced, on April 1, 2010 we closed on the acquisition of Loomis & LaPann, Inc., an insurance agency specializing in property and casualty insurance and operating in the Greater Glens Falls area of New York State. This transaction affiliated two companies which are rich in the history of Glens Falls.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., Loomis & LaPann, Inc., a property and casualty insurance agency and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”), including period-to-period financial measure comparisons between non-GAAP financial measures and GAAP financial measures. The Company believes that these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance.  The Company believes that this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.

While the Company believes that these non-GAAP financial measures are useful in evaluating Company performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP.  Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures for the Six-Month Period Ended 6/30/09, and Comparable GAAP Financial Measures for the Six-Month Period Ended 6/30/10:

2009 Period (Reconciliation)	Net Income (in thousands)	Diluted Per Share Amount	Return on Average Equity
Net Income and Related Ratios for the Six-Month Period Ended June 30, 2009	$11,613	$1.06	17.86%
Adjustment: Net Gain on the Sale of our Merchant Bank Card Processing to TransFirst LLC During the First Six Months of 2009 ($2,966 pre-tax)	1,791.16		2.75%
Adjusted Net Income and Related Ratios for More Meaningful Comparison, for the Six-Month Period Ended June 30, 2009	$9,822	$ .90	15.11%

2010 Period
Net Income and Related Ratios for the Six-Month Period Ended June 30, 2010	$11,129	$1.01	15.32%
Adjustment: None	n/a	n/a	n/a
Adjusted Net Income and Related Ratios for More Meaningful Comparison, for the Six-Month Period Ended June 30, 2010	$11,129	$1.01	15.32%

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts) Unaudited
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Income Statement
Interest and Dividend Income	$21,678	$21,501	$43,329	$43,024
Interest Expense	6,023	6,716	11,963	13,508
Net Interest Income	15,655	14,785	31,366	29,516
Provision for Loan Losses	375	419	750	921
Net Interest Income After Provision for Loan Losses	15,280	14,366	30,616	28,595

Net Gain on Securities Transactions	878	4	878	281
Net Gain on Sales of Loans	34	233	55	310
Net Gain on Sale of Merchant Bank Card Processing	---	266	---	2,966
Income From Restitution Payment	---	450	---	450
Income From Fiduciary Activities	1,322	1,285	2,728	2,537
Fees for Other Services to Customers	1,997	1,955	3,853	3,981
Insurance Commissions	728	567	1,349	1,095
Other Operating Income	69	84	183	191
Total Noninterest Income	5,028	4,844	9,046	11,811
Salaries and Employee Benefits	7,053	6,615	13,655	13,193
Occupancy Expenses of Premises, Net	887	867	1,765	1,827
Furniture and Equipment Expense	885	824	1,784	1,674
Amortization of Intangible Assets	65	79	138	168
FDIC Special Assessment	---	787	---	787
FDIC Assessments	492	454	986	882
Other Operating Expense	2,620	2,493	5,214	4,961
Total Noninterest Expense	12,002	12,119	23,542	23,492
Income Before Taxes	8,306	7,091	16,120	16,914
Provision for Income Taxes	2,592	2,160	4,991	5,301
Net Income	$ 5,714	$ 4,931	$11,129	$11,613

Share and Per Share Data
Period End Shares Outstanding	10,971	10,909	10,971	10,909
Basic Average Shares Outstanding	10,978	10,901	10,955	10,896
Diluted Average Shares Outstanding	11,013	10,948	10,993	10,933
Basic Earnings Per Share	$ 0.52	$ 0.45	$ 1.02	$ 1.07
Diluted Earnings Per Share	0.52	0.45	1.01	1.06
Cash Dividends	0.25	0.24	0.50	0.49
Book Value	13.92	12.34	13.92	12.34
Tangible Book Value[1]	12.35	10.83	12.35	10.83

Key Earnings Ratios
Return on Average Assets	1.22%	1.15%	1.21%	1.37%
Return on Average Equity	15.38	14.79	15.32	17.86
Return on Tangible Equity[1]	17.39	16.87	17.32	20.42
Net Interest Margin [2]	3.70	3.77	3.75	3.83

[1] Tangible Book Value and Tangible Equity excludes intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

[2] Net Interest Margin calculated as the ratio of annualized tax-equivalent net interest income to average earning assets. Includes a tax equivalent upward adjustment of 19 basis points for both the quarterly and six-month 2010 periods and 18 basis points for both the quarterly and six-month 2009 periods. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	June 30, 2010			June 30, 2009
	Period End	Second Quarter Average	Year-to- Date Average	Period End	Second Quarter Average	Year-to- Date Average
Balance Sheet
Cash and Due From Banks	$ 33,071	$ 27,637	$ 28,105	$ 31,864	$ 27,464	$ 27,946
Interest-Bearing Bank Balances	6,701	51,457	56,615	22,325	49,638	52,691
Securities Available-for-Sale	447,867	436,027	423,568	366,475	354,613	329,521
Securities Held-to-Maturity	158,226	163,350	166,233	156,422	146,046	141,166
Other Investments	9,474	9,100	9,018	9,829	9,825	9,751
Loans	1,144,959	1,130,638	1,121,173	1,093,789	1,093,515	1,098,813
Allowance for Loan Losses	(14,411)	(14,268)	(14,180)	(13,626)	(13,532)	(13,422)
Net Loans	1,130,548	1,116,370	1,106,993	1,080,163	1,079,983	1,085,391
Premises and Equipment, Net	19,252	18,960	18,597	17,532	17,550	17,496
Goodwill and Intangible Assets, Net	17,206	17,234	16,957	16,440	16,449	16,441
Other Assets	23,774	33,555	32,927	17,582	24,171	23,138
Total Assets	$1,846,119	$1,873,690	$1,859,013	$1,718,632	$1,725,739	$1,703,541
Noninterest-Bearing Deposits	$ 201,839	$ 200,547	$ 196,272	$ 189,417	$ 186,033	$ 183,513
NOW Accounts	485,837	534,157	530,169	419,035	451,350	437,827
Savings Deposits	366,639	359,094	351,131	301,496	298,180	293,855
Time Deposits of $100,000 or More	134,220	133,737	140,269	151,682	145,335	149,019
Other Time Deposits	250,489	249,377	247,365	250,789	249,650	248,222
Total Deposits	1,439,024	1,476,912	1,465,206	1,312,419	1,330,548	1,312,436
Securities Sold Under Agreements to Repurchase	60,847	62,411	61,527	64,872	56,611	54,412
Short-Term Borrowings	1,619	1,478	1,478	3,224	1,325	1,198
Federal Home Loan Bank Advances	150,000	141,798	140,903	160,000	160,000	160,000
Other Long-Term Debt	20,000	20,000	20,000	20,000	20,000	20,000
Other Liabilities	21,926	22,065	23,371	23,531	23,537	24,368
Total Liabilities	1,693,416	1,724,664	1,712,485	1,584,046	1,592,021	1,572,414
Common Stock	15,170	15,170	15,170	14,729	14,729	14,729
Surplus	179,850	179,252	178,812	164,615	164,079	163,785
Undivided Profits	29,757	28,175	26,808	31,790	30,801	29,152
Unallocated ESOP Shares	(1,876)	(1,908)	(1,942)	(2,204)	(2,236)	(2,269)
Accumulated Other Comprehensive Loss	(1,682)	(3,961)	(4,561)	(7,752)	(7,484)	(8,365)
Treasury Stock	(68,516)	(67,702)	(67,759)	(66,592)	(66,171)	(65,905)
Total Shareholders’ Equity	152,703	149,026	146,528	134,586	133,718	131,127
Total Liabilities and Shareholders’ Equity	$1,846,119	$1,873,690	$1,859,013	$1,718,632	$1,725,739	$1,703,541

Assets Under Trust Administration and Investment Management	$854,831			$771,442

Capital Ratios
Tier 1 Leverage Ratio	8.71%			8.72%
Tier 1 Risk-Based Capital Ratio	14.25			13.88
Total Risk-Based Capital Ratio	15.50			15.13

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	June 30,
	2010	2009
Second Quarter Ended June 30:

Loan Portfolio
Commercial, Financial and Agricultural	$ 87,501	$ 84,302
Real Estate – Commercial	198,633	203,446
Real Estate – Residential	515,174	459,908
Indirect and Other Consumer Loans	343,651	346,133
Total Loans	$1,144,959	$1,093,789

Allowance for Loan Losses, Second Quarter
Allowance for Loan Losses, Beginning of Quarter	$14,183	$13,450

Loans Charged-off	(210)	(318)
Recoveries of Loans Previously Charged-off	63	75
Net Loans Charged-off	(147)	(243)

Provision for Loan Losses	375	419
Allowance for Loan Losses, End of Quarter	$14,411	$13,626

Nonperforming Assets
Nonaccrual Loans	$3,227	$3,145
Loans Past Due 90 or More Days and Accruing	1,219	409
Total Nonperforming Loans	4,446	3,554
Repossessed Assets	23	59
Nonaccrual Investments	---	400
Total Nonperforming Assets	$4,469	$4,013

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Second Quarter Annualized	0.05%	0.09%
Provision for Loan Losses to Average Loans, Second Quarter Annualized	0.13	0.15
Allowance for Loan Losses to Period-End Loans	1.26	1.25
Allowance for Loan Losses to Nonperforming Loans	324.13	383.40
Nonperforming Loans to Period-End Loans	0.39	0.32
Nonperforming Assets to Period-End Assets	0.24	0.23

	June 30,
Six-Month Period Ended June 30:	2010	2009

Allowance for Loan Losses, Six Months
Allowance for Loan Losses, Beginning of Year	$14,014	$13,272

Loans Charged-off	(495)	(739)
Recoveries of Loans Previously Charged-off	142	172
Net Loans Charged-off	(353)	(567)

Provision for Loan Losses	750	921
Allowance for Loan Losses, End of Period	$14,411	$13,626

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Six Months Annualized	0.06%	0.10%
Provision for Loan Losses to Average Loans, Six Months Annualized	0.13	0.17